Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 2006, except as to Note 14 which is as of October 5, 2006, relating to the consolidated financial statements and financial statement schedule as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005, which appears in the Current Report on Form 8-K dated October 5, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon

October 5, 2006